Exhibit 10.3

UNANIMOUS WRITTEN CONSENT

OF

THE NOMINATING AND COMPENSATION COMMITTEE

OF

DEL MONTE FOODS COMPANY

A Delaware Corporation

The undersigned being all the members of the duly authorized Nominating and Compensation Committee (the "Compensation Committee") of the Board of Directors (the "Board") of Del Monte Foods Company, a Delaware corporation (the "Corporation"), do hereby approve, adopt and consent to the following resolutions as the action of the Compensation Committee without the formality of a meeting. It is the intent of the undersigned that this consent be executed in lieu of a meeting of the Compensation Committee, and that it shall be filed with the minutes of proceedings of the Compensation Committee.

RESOLUTIONS

WHEREAS, the Board has authorized the officers of the Corporation to explore the possibility of entering into a stockholder value- enhancing transaction (a "Sale"), including a sale, merger or other consolidation of the Corporation by or with another company ("Acquiror");

WHEREAS, in connection with a potential Sale, the Corporation seeks to enhance stockholder value by incentivizing certain key employees to remain with the Corporation through the transition process and the consummation of a Sale;

WHEREAS, to reward the officers for enhancing the value of the Corporation and to provide incentives for them to remain employed by the Corporation, the Corporation is creating an incentive compensation pool (the "Incentive Compensation Pool") to be allocated among certain key employees (the amount of which would be determined by reference to the incentive formula set forth on Schedule A hereto), payable in cash after consummation of a Sale as described herein (the "Retention Plan");

WHEREAS, the members of the Compensation Committee have been presented with and have reviewed certain materials regarding the Retention Plan and have engaged in discussions among themselves and with various advisors regarding fiduciary and other issues raised by the Retention Plan;

WHEREAS, the Compensation Committee has concluded that the Retention Plan is an appropriate tool for retaining and incentivizing the employees critical to the Corporation through a successful Sale; and

WHEREAS, the Compensation Committee has determined it to be in the best interests of the Corporation to: (i) adopt and approve the Retention Plan as described herein; (ii) adopt and approve the specific allocation of the Incentive Compensation Pool as set forth on Schedule B hereto among the key employees identified thereon (the "Key Employees"); and (iii) authorize certain officers of the Corporation on its behalf to enter into retention agreements with the Key Employees or to amend existing employment agreements with the Key Employees to reflect these resolutions, as deemed necessary or desirable by such officers.

ADOPTION AND APPROVAL OF RETENTION PLAN TO GRANT BONUSES TO CERTAIN EMPLOYEES OF THE CORPORATION

NOW, THEREFORE, BE IT RESOLVED, that the Retention Plan is hereby adopted and approved in all respects, including the following guidelines:

    The total amount of the Incentive Compensation Pool shall be calculated with reference to the aggregate price per share at which a Sale is consummated as set forth on Schedule B hereto;
    The bonuses shall be payable if, and only if, the Sale results in a "Change of Control" of the Corporation as defined on Schedule C hereto (a "Change of Control");
    If a Change of Control occurs, each Key Employee's bonus shall be payable in cash five (5) business days after the Change of Control occurs, provided the Key Employee is still employed by the Corporation as of the time of the Change of Control; and
    The Corporation will make Gross Up Payments (as defined on Schedule D hereto) to a Key Employee substantially on the terms described in Schedule D in the event it is determined (substantially pursuant to the provisions set forth in Schedule D) that payments to such Key Employee under the Retention Plan are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor provision or any comparable provision of state or local income tax law.

ADOPTION AND APPROVAL OF ALLOCATIONS OF BONUSES AMONG EMPLOYEES OF THE CORPORATION

RESOLVED FURTHER, that the specific allocation of percentages of the Incentive Compensation Pool among the Key Employees as set forth on Schedule B hereto is hereby approved and adopted in all respects.

AUTHORIZATION TO ENTER INTO RETENTION AGREEMENTS OR AMEND EMPLOYMENT AGREEMENTS

RESOLVED FURTHER, that the Chief Executive Officer and the Chief Financial Officer of the Corporation be, and each of them acting alone hereby is, authorized, directed and empowered on behalf of the Corporation and in its name to enter into retention agreements with the Key Employees or amend existing employment agreements with the Key Employees to reflect these resolutions, as deemed necessary or desirable by such officer, such approval to be conclusively evidenced by the execution and delivery of any such document by such officer of the Corporation.

GENERAL

RESOLVED FURTHER, that the officers of the Corporation be, and each of them acting alone hereby is, authorized, directed and empowered on behalf of the Corporation and in its name to take or cause to be taken all actions and to execute and deliver all such instruments which the officers of the Corporation, or any one or more of them, approve as necessary or desirable in connection with the foregoing resolutions, such approval to be conclusively evidenced by the taking of any such action or the execution and delivery of any such instrument by an officer of the Corporation.

RESOLVED FURTHER, that any specific resolutions that may be required to have been adopted by the Compensation Committee in connection with the actions contemplated by the foregoing resolutions be, and they hereby are, adopted, and the Secretary or any Assistant Secretary of the Corporation be, and each of them acting alone hereby is, authorized to certify as to the adoption of any and all such resolutions and attach such resolutions hereto.

RESOLVED FURTHER, that all actions heretofore taken by any officer, director or other employee of the Corporation in connection with or otherwise in contemplation of the transactions contemplated by any of the foregoing resolutions be, and they hereby are, ratified, confirmed and approved in all respects.

IN WITNESS WHEREOF, the undersigned, being all of the members of the Compensation Committee, have caused this consent to be executed and adopted effective as of the 24th day of October, 2000.

_/s/ Denise M. O'Leary__________

Denise O'Leary

_/s/ William S. Price, III__________

William S. Price, III

_/s/ Jeffrey A. Shaw_____________

Jeffrey A. Shaw

SCHEDULE A

Sale Incentive Formula for Incentive Compensation Pool

XXX

OMITTED PURSUANT TO REQUEST FOR CONFIDENTIAL TREATMENT

FULL TEXT FILED SEPARATELY
WITH THE SECURITIES AND EXCHANGE COMMISSION

SCHEDULE B

Allocation of Incentive Compensation Pool among Key Employees

XXX

OMITTED PURSUANT TO REQUEST FOR CONFIDENTIAL TREATMENT

FULL TEXT FILED SEPARATELY
WITH THE SECURITIES AND EXCHANGE COMMISSION

SCHEDULE C

Change of Control Definition

"Change of Control" shall mean the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation to any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof (a "Person") or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (a "Group"), together with any Affiliates (as defined below) thereof other than to TPG Partners, L.P. ("TPG") or its Affiliates;

(2) the approval by the holders of any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock, of the Corporation ("Capital Stock") of any plan or proposal for the liquidation or dissolution of the Corporation;

(3) (i) any Person or Group (other than TPG or its Affiliates) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock (the "Voting Stock") of the Corporation and (ii) TPG and its Affiliates shall beneficially own, directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of the Corporation than such other Person or Group;

(4) the replacement of a majority of the Board over a two- year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously approved or who were nominated by, or designees of TPG or its Affiliates (any such individual who was a director at the beginning of such period or is so approved, nominated or designated being referred to herein as an "Incumbent Director"); provided, however, that no individual shall be considered an Incumbent Director if the individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(5) a merger or consolidation involving the Corporation in which the Corporation is not the surviving corporation, or a merger or consolidation involving the Corporation in which the Corporation is the surviving corporation but the holders of shares of common stock of the Corporation receive securities of another corporation and/or other property, including cash, or any other similar transaction.

"Affiliate" shall mean, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.

The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" or "controlled" have meanings correlative of the foregoing.

SCHEDULE D
Gross Up Payments

a) In the event it is determined (pursuant to clause (b) below) or finally determined (as defined in clause (c)(iii) below) that any payment, distribution, transfer, benefit or other event with respect to the Corporation or its predecessors, successors, direct or indirect subsidiaries or affiliates (or any predecessor, successor or affiliate of any of them, and including any benefit plan of any of them), to or for the benefit of the Key Employee or the Key Employee's dependents, heirs or beneficiaries (whether such payment, distribution, transfer, benefit or other event occurs pursuant to the terms of the Retention Plan or otherwise, but determined without regard to any additional payments required under this Schedule D) (each a "Payment" and collectively the "Payments") is or was subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), and any successor provision or any comparable provision of state or local income tax law (collectively, "Section 4999"), or any interest, penalty or addition to tax is or was incurred by the Key Employee with respect to such excise tax (such excise tax, together with any such interest, penalty or addition to tax, hereinafter collectively referred to as the "Excise Tax"), then, within ten (10) days after such determination or final determination, as the case may be, the Corporation shall pay to the Key Employee an additional cash payment (hereinafter referred to as the "Gross-Up Payment") in an amount such that after payment by the Key Employee of all taxes, interest, penalties and additions to tax imposed with respect to the Gross-Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross-Up Payment), the Key Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment or Payments and the Gross-Up Payment. This provision is intended to put the Key Employee in the same position as the Key Employee would have been had no Excise Tax been imposed upon or incurred as a result of any Payment.

(b) Except as provided in clause (c) below, the determination that a Payment is subject to an Excise Tax shall be made in writing by a certified public accounting firm selected by the Key Employee ("Key Employee's Accountant"). Such determination shall include the amount of the Gross-Up Payment and detailed computations thereof, including any assumptions used in such computations (the written determination of the Key Employee's Accountant, hereinafter, the "Key Employee's Determination"). The Key Employee's Determination shall be reviewed on behalf of the Corporation by a certified public accounting firm selected by the Corporation (the "Corporation's Accountant"). The Corporation shall notify the Key Employee within ten (10) business days after receipt of the Key Employee's Determination of any disagreement or dispute therewith, and failure to so notify within that period shall be considered an agreement by the Corporation with the Key Employee's Determination, and any agreement by the Corporation with the Key Employee's Determination shall obligate the Corporation to make payment as provided in clause (a) above within ten (10) days from the expiration of such ten (10) business-day period. In the event of an objection by the Corporation to the Key Employee's Determination, any amount not in dispute shall be paid within ten (10) days following the ten (10) business-day period referred to herein, and with respect to the amount in dispute the Key Employee's Accountant and the Corporation's Accountant shall jointly select a third nationally recognized certified public accounting firm to resolve the dispute and the decision of such third firm shall be final, binding and conclusive upon the Key Employee and the Corporation. In such a case, the third accounting firm's findings shall be deemed the binding determination with respect to the amount in dispute, obligating the Corporation to make any payment as a result thereof within ten (10) days following the receipt of such third accounting firm's determination. All fees and expenses of each of the accounting firms referred to in this Schedule D shall be borne solely by the Corporation.

(c) The rights of a Key Employee under this Schedule D shall be contingent on the agreement by the Key Employee to the provisions set forth in this clause (c):

(i) The Key Employee shall notify the Corporation in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the "Taxing Authority") that, if successful, would require the payment by the Corporation of a Gross-Up Payment. Such notification shall be given as soon as practicable and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Key Employee shall not pay such claim prior to the expiration of the fifteen (15)-day period following the date on which the Key Employee gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes, interest, penalties or additions to tax with respect to such claim is due). If the Corporation notifies the Key Employee in writing prior to the expiration of such fifteen (15)-day period that it desires to contest such claim (and demonstrates to the reasonable satisfaction of the Key Employee its ability to make the payments to the Key Employee that may ultimately be required under this section before assuming responsibility for the claim), the Key Employee shall:

(A) give the Corporation any information reasonably requested by the Corporation relating to such claim;

(B) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Corporation that is reasonably acceptable to the Key Employee;

(C) cooperate with the Corporation in good faith in order effectively to contest such claim; and

(D) permit the Corporation to participate in any proceedings relating to such claim; provided, however, that the Corporation shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold harmless the Key Employee, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification. Without limitation on the foregoing provisions of this Schedule D, and to the extent its actions do not unreasonably interfere with or prejudice the Key Employee's disputes with the Taxing Authority as to other issues, the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its sole option, either direct the Key Employee to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and the Key Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs the Key Employee to pay such claim and sue for a refund, the Corporation shall advance an amount equal to such payment to the Key Employee, on an interest-free basis, and shall indemnify and hold harmless the Key Employee, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance; and, provided, further, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of the Key Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to the Key Employee and the Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Key Employee shall be entitled to settle or contest, as the case may be, any other issue.

(ii) If, after receipt by the Key Employee of an amount advanced by the Corporation pursuant to clause (c)(i), the Key Employee receives any refund with respect to such claim, the Key Employee shall (subject to the Corporation's complying with the requirements of Schedule D) promptly pay to the Corporation an amount equal to such refund (together with any interest paid or credited thereon after taxes applicable thereto), net of any taxes (including without limitation any income or excise taxes), interest, penalties or additions to tax and any other costs incurred by the Key Employee in connection with such advance, after giving effect to such repayment. If, after the receipt by the Key Employee of an amount advanced by the Corporation pursuant to clause (c)(i), it is finally determined that the Key Employee is not entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be treated as a Gross-Up Payment and shall offset, to the extent thereof, the amount of any Gross-Up Payment otherwise required to be paid.

(iii) For purposes of this Schedule D, whether the Excise Tax is applicable to a Payment shall be deemed to be "finally determined" upon the earliest of: (A) the expiration of the 15-day period referred to in clause (c)(i) above if the Corporation has not notified the Key Employee that it intends to contest the underlying claim, (B) the expiration of any period following which no right of appeal exists, (C) the date upon which a closing agreement or similar agreement with respect to the claim is executed by the Key Employee and the Taxing Authority (which agreement may be executed only in compliance with this Schedule D), (D) the receipt by the Key Employee of notice from the Corporation that it no longer seeks to pursue a contest (which notice shall be deemed received if the Corporation does not, within 15 days following receipt of a written inquiry from the Key Employee, affirmatively indicate in writing to the Key Employee that the Corporation intends to continue to pursue such contest).

(d) As a result of uncertainty in the application of Section 4999 that may exist at the time of any determination that a Gross- Up Payment is due, it may be possible that in making the calculations required to be made hereunder, the parties or their accountants shall determine that a Gross-Up Payment need not be made (or shall make no determination with respect to a Gross-Up Payment) that properly should be made ("Underpayment"), or that a Gross-Up Payment not properly needed to be made should be made ("Overpayment"). The determination of any Underpayment shall be made using the procedures set forth in clause (b) above and shall be paid to the Key Employee as an additional Gross-Up Payment. The Corporation shall be entitled to use procedures similar to those available to the Key Employee in clause (b) to determine the amount of any Overpayment (provided that the Corporation shall bear all costs of the accountants as provided in clause (b)). In the event of a determination that an Overpayment was made, any such Overpayment shall be treated for all purposes as a loan to the Key Employee with interest at the applicable Federal rate provided for in Section 1274(d) of the Code; provided, however, that the amount to be repaid by the Key Employee to the Corporation shall be subject to reduction to the extent necessary to put the Key Employee in the same after-tax position as if such Overpayment were never made.